Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

KKR & CO. L.P.,

KKR PRIVATE EQUITY INVESTORS, L.P.,

KKR PEI ASSOCIATES, L.P.

(solely for purposes of Section 1.4),

KKR HOLDINGS L.P.

(solely for purposes of Section 4, Section 5.5, Section 5.13(b) and Section 9.10),

KKR MANAGEMENT HOLDINGS L.P.

(solely for purposes of Section 6)

and

KKR FUND HOLDINGS L.P.

(solely for purposes of Section 6)

Dated as of July 27, 2008

	5.1	Registration Statement	15
	5.2	Consent Solicitation	18
	5.3	Reasonable Best Efforts	19
	5.4	No Solicitation	19
	5.5	Restructuring Transactions	20
	5.6	Dissolution Transactions	20
	5.7	Stock Exchange Listing	21
	5.8	Insurance	21
	5.9	Modifications to Existing Agreements	21
	5.10	Execution of Additional Agreements	22
	5.11	Delivery of Letters	22
	5.12	Conduct of Business of the Purchaser	23
	5.13	Publicity	24
	5.14	Resignation of Independent Directors	25
	5.15	Anti-takeover Statutes	25
	5.16	June 30 Financial Statements	25
	5.17	Access to Information	25
	5.18	Litigation	25
	5.19	Treatment of Seller Unit Appreciation Rights	26
	5.20	Communications Package	26
	5.21	Registration of Intellectual Property	26

6.	INDEMNIFICATION		27

7.	CONDITIONS PRECEDENT		29
	7.1	Mutual Conditions	29
	7.2	Conditions to Obligations of the Purchaser	30
	7.3	Conditions to Obligations of the Seller	30

8.	TERMINATION		31
	8.1	Termination	31
	8.2	Effect of Termination	33

9.	GENERAL PROVISIONS		33
	9.1	Nonsurvival of Representations, Warranties and Agreements	33
	9.2	Expenses	33
	9.3	Notices	33
	9.4	Interpretation	34
	9.5	Amendment; Waiver	35
	9.6	Counterparts	35
	9.7	Entire Agreement	35
	9.8	Severability	35
	9.9	Assignment; Third Party Beneficiaries	35
	9.10	Further Assurances	36
	9.11	Actions of the Seller	36
	9.12	Actions of the Purchaser	36
	9.13	Governing Law	36

9.14	Submission to Jurisdiction	36
9.15	Enforcement	37
9.16	WAIVER OF JURY TRIAL	37

Exhibits

Exhibit A – Communications Package
Exhibit B – Transaction Structure
Exhibit C – Structuring Memorandum
Exhibit D – Form of Contingent Value Interests Agreement
Exhibit E – Form of Exchange Agreement
Exhibit F – Form of Tax Receivables Agreement
Exhibit G – Form of Non-Competition and Non-Solicitation Agreements
Exhibit H – Form of Amended and Restated Limited Partnership Agreement of the Purchaser
Exhibit I – Form of Amended and Restated Limited Partnership Agreement of KKR Management Holdings L.P.
Exhibit J – Form of Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P.
Exhibit K – Form of Amended and Restated Limited Liability Company Agreement of the Purchaser GP
Exhibit L – Forms of Lock-Up Agreements
Exhibit M – Form of 2008 Equity Incentive Plan
Exhibit N – Form of Amendment to Seller Limited Partnership Agreement

INDEX OF DEFINED TERMS

Acquired Partnership	1
Acquired Partnership GP	1
Acquisition Proposal	20
Adjusted UARs	26
affiliate	34
Agreement	1
Board	1
Business Day	3
Closing	3
Closing Date	3
Code	2
Combined Pro Forma Information	17
Communication Package	13
Confidential Purchaser Disclosure Schedule	6
Consent Solicitation Documents	18
Consolidated Persons	7
Contract	8
Contributed Interests	8
CVI Agreement	22
CVIs	3
Dissolution Transactions	21
Distribution	21
Effect	5
Equity Incentive Plan	23
Exchange Act	34
Exchange Agent	21
Exchange Agreement	22
Fund Holdings LPA	22
GAAP	5
Governmental Entity	5
Group Partnerships	1
Holdings	1
HSR Act	6
Independent Directors	1
Interim Financial Statements	8
Investment Company Act	11
Investment Partnership LPA	3
June 30 Financial Statements	9
KKR Funds	7
KKR Group	8
Liability	3
Liens	2
Limited Partner Interests	1
Lock-Up Agreement	22
Losses	27
Management Holdings LPA	22
Material Adverse Effect	4
Non-Compete Agreements	22
NYSE	8
Outside Date	32
Participant	13
Permits	11
Permitted Liens	6
person	34
Press Release	13
Proceedings	27
Purchase and Sale	3
Purchaser	1
Purchaser Common Units	2
Purchaser Enhanced Arrangement	13
Purchaser GP Agreement	22
Purchaser LPA	22
Registration Statement	15
Requisite Unitholder Consent	18
Restructuring Transactions	20
SEC	8
Securities Act	9
Segment Pro Forma Information	17
Seller	1
Seller Common Units	2
Seller GP	1
Seller Limited Partnership Agreement	4
Seller Recommendation	18
Seller UAR	26
Services Agreement	21
Specified Information	17
Tax Receivables Agreement	22
Taxes	12

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of July 27, 2008 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among (1) KKR & Co. L.P., a Delaware limited partnership (the “Purchaser”), acting through KKR Management LLC, a Delaware limited liability company (the “Purchaser GP”) in its capacity as the general partner of the Purchaser, (2) KKR Private Equity Investors, L.P., a Guernsey limited partnership (the “Seller”), acting through KKR Guernsey GP Limited, a Guernsey company limited by shares (the “Seller GP”) in its capacity as the general partner of the Seller, (3) KKR PEI Associates, L.P., a Guernsey limited partnership (the “Acquired Partnership GP”), acting in its capacity as the general partner of KKR PEI Investments, L.P., a Guernsey limited partnership (the “Acquired Partnership”), and acting through KKR PEI GP Limited, a Guernsey company limited by shares in its capacity as general partner of the Acquired Partnership GP (solely for purposes of Section 1.4), (4) KKR Holdings L.P., a Cayman Islands exempted limited partnership (“Holdings”), acting through KKR Holdings GP Limited in its capacity as general partner of Holdings (solely for purposes of Section 4, Section 5.5, Section 5.13(b) and Section 9.10), (5) KKR Management Holdings L.P., a Delaware limited partnership, acting through KKR Management Holdings Corp. in its capacity as the general partner of KKR Management Holdings L.P. (solely for purposes of Section 6) and (6) KKR Fund Holdings L.P.,  a Cayman Islands exempted limited partnership, acting through KKR Management LLC in its capacity as the general partner of the general partner of KKR Fund Holdings L.P. (solely for purposes of Section 6) (KKR Management Holdings L.P. and KKR Fund Holdings L.P. are sometimes collectively referred to herein as the “Group Partnerships”).

WHEREAS, the Seller owns all of the limited partner interests (the “Limited Partner Interests”) in the Acquired Partnership and certain other assets;

WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, all of the Limited Partner Interests and all of the other assets of the Seller upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Purchaser, Holdings and Messrs. Henry Kravis and George Roberts have each disclosed to the Seller and the board of directors of the Seller GP (the “Board”) in accordance with the organizational documents of the Seller GP and the Seller Limited Partnership Agreement (as defined below) that each of them is an Interested Party (as such term is defined in the Seller Limited Partnership Agreement) and accordingly this Agreement and the transactions contemplated hereby are required, among other things, to be approved by a majority of the directors of the Seller GP who are not affiliated with the Purchaser or Holdings (the “Independent Directors”);

WHEREAS, the Board approved guidelines to govern the conduct of the Independent Directors’ review of the transactions contemplated by this Agreement, which guidelines, among other things, provided that the Independent Directors have the authority to set up their own process for evaluating the transactions contemplated by this Agreement, have the sole authority to select their advisors, have the sole authority to negotiate for and on behalf of the Seller the terms and conditions of this Agreement, and have the sole authority to recommend to the Board that the Board approve or not approve the transactions contemplated by this Agreement;

WHEREAS, the Independent Directors have unanimously recommended to the Board that the Board approve this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the Board, acting upon the unanimous recommendation of the Independent Directors, has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Seller and the holders of common units, including restricted depository units, of the Seller (the “Seller Common Units”) and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, following the purchase and sale of the Limited Partner Interests upon the terms and subject to the conditions set forth in this Agreement, the Seller intends to distribute the Purchaser Common Units (as defined below) and the CVIs (as defined below) received as consideration for the Limited Partner Interests to the holders of the Seller Common Units, following which the Seller intends to dissolve and liquidate; and

WHEREAS, pursuant to section 708 of the Internal Revenue Code of 1986, as amended (the “Code”), and consistent with Internal Revenue Service Revenue Ruling 84-52, 1984-1 C.B. 157 and with Internal Revenue Service Revenue Ruling 95-37, 1995-1 C.B. 130, the Purchaser will be treated as a continuation of the Seller for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             THE PURCHASE AND SALE

1.1           Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Seller shall sell, convey, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Seller, the Limited Partner Interests and all of the other assets of the Seller, free and clear of all liens, claims, charges, mortgages, pledges, security interests or other encumbrances of any kind (“Liens”), other than Permitted Liens (as defined below).  In consideration of the sale, conveyance, assignment and transfer of the Limited Partner Interests and all of the other assets of the Seller and upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall deliver to the Seller (i) a number of common units representing limited partner interests of the Purchaser (the “Purchaser Common Units”) equal to the number of Seller Common Units then outstanding, which number of Purchaser Common Units shall equal 21% of the sum of the number of Purchaser Common Units then outstanding and the number of Purchaser Common Units then issuable upon exchange (without regard to any restrictions on exchange) by Holdings or its designees to the Purchaser of partner interests in the Group Partnerships (for the avoidance of doubt, any Purchaser Common Units issuable or outstanding under the Equity Incentive Plan (as defined below) shall not be considered as issuable or outstanding for purposes of this Section 1.1), and (ii) a number of contingent value interests of the Purchaser (the “CVIs”) equal to the number of Seller Common Units then outstanding, representing the right to receive the number of Purchaser Common Units or the amount of cash provided for in the CVI Agreement (as defined below).  The transactions contemplated by this Section 1.1 are sometimes referred to herein as the “Purchase and Sale”.

1.2           Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall assume all of the liabilities of the Seller GP as of the Closing and the Purchaser shall assume and pay, perform and discharge when due and indemnify the Seller and hold the Seller harmless against all of the Liabilities of the Seller, including those liabilities of the Seller GP assumed by the Seller, as of the Closing and all of the Liabilities of the Seller, including those liabilities of the Seller GP assumed by the Seller, incurred at or arising after the Closing. The Purchaser shall have the right to cause one or more of its designated affiliates to assume and pay, perform and discharge when due the Liabilities, but in no event shall the Purchaser be released from its obligation in this Section 1.2 to indemnify the Seller and hold the Seller harmless against such Liabilities.  For purposes of the foregoing, “Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, present or future, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including any off-balance sheet liabilities and all liabilities relating to or incurred in connection with any suit, claim, action, proceeding, arbitration or investigation arising out of or related to this Agreement or the transactions contemplated by this Agreement.

1.3           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Purchase and Sale (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m. eastern time on the date that is the second Business Day (as defined below) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Section 7 of this Agreement (other than conditions which by their terms are to be satisfied at Closing but subject to the satisfaction or waiver of those conditions), or such other place, date or time as the parties may mutually agree (the “Closing Date”).  For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in the City of New York, Amsterdam, Netherlands,  the Island of Guernsey or the Cayman Islands.

1.4           Acquired Partnership GP Consent.  In accordance with the requirements of Clause 9.2 of the limited partnership agreement of the Acquired Partnership (as amended, supplemented or otherwise modified from time to time, the “Acquired Partnership LPA”), the Acquired Partnership GP, acting as general partner of the Acquired Partnership, hereby consents to the transfer of the Limited Partner Interests upon the terms and subject to the conditions set forth in this Agreement and agrees, subject to the Purchaser becoming a party to the Acquired Partnership LPA and assuming the Seller’s obligations thereunder, to register the Purchaser as the sole limited partner of the Acquired Partnership in the books of the Acquired Partnership.

2.             REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller GP acting as the general partner of the Seller hereby represents and warrants to the Purchaser as follows:

2.1           Organization.  The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Island of Guernsey.

2.2           Authority.  The Seller (acting through the Seller GP) has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, including the Dissolution Transactions (as defined below).  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Dissolution Transactions, have been duly authorized by all necessary action on the part of the Seller and the Seller GP and, except as contemplated by Section 2.4, no other action is necessary on the part of the Seller or the Seller GP for the execution, delivery and performance by the Seller (acting through the Seller GP) of this Agreement and the consummation of the transactions contemplated hereby, including the Dissolution Transactions.  This Agreement has been duly executed and delivered by the Seller GP acting as the general partner of the Seller and, assuming due authorization, execution and delivery by the Purchaser, Holdings, the Group Partnerships and the Acquired Partnership GP, constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.  The Board, acting upon the unanimous recommendation of the Independent Directors, has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Seller and the holders of the Seller Common Units and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Dissolution Transactions.

2.3           No Conflicts.

(a)           Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby, including the Dissolution Transactions, nor compliance by the Seller with any of the terms or provisions hereof, will (i) violate any provision of the amended and restated limited partnership agreement of the Seller, dated as of May 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Seller Limited Partnership Agreement”) and (ii) assuming that the consents, approvals and filings referred to in Section 2.4 are duly obtained or made and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Acquired Partnership, violate any statute, code, ordinance, rule or regulation applicable to the Seller.

(b)           For purposes of this Agreement, “Material Adverse Effect” means, with respect to any person (other than the holders of the Seller Common Units), a material adverse effect on the business, results of operations or financial condition of such person and any person (other than the Acquired Partnership and its subsidiaries in the case of the Purchaser) whose financial results are consolidated with such person (including, in the case of the Purchaser, the KKR Funds (as defined below)), taken as a whole, and, with respect to the holders of the Seller Common Units, a material adverse effect on the overall economic value to be received as of the date of this Agreement by the holders of the Seller Common Units as a result of the Purchase and Sale and Dissolution Transactions, taken as a whole (it being understood that for purposes of determining whether there has been a Material Adverse Effect with respect to the holders of the Seller Common Units, any Effect that does not generally affect holders of a material proportion of Seller Common Units will be disregarded); provided, however, that in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, there shall be excluded any effect, event, development, occurrence or change (each, an “Effect”) on the referenced person to the extent the cause of such Effect is (i) changes in general economic or political conditions, (ii) changes in the financial or securities markets generally, (iii) entry into or announcement of the execution of this Agreement, (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, (v) general changes or developments in the industries in which the referenced person operates, (vi) changes in law, rules, regulations, accounting principles generally accepted in the United States of America (“GAAP”) or interpretations thereof and (vii) with respect to the Acquired Partnership, any actions or omissions on the part of the Seller that are directed by the Purchaser or any of its affiliates including the Seller GP or the Seller, acting through the Seller GP, except for such actions or omissions of the Seller GP or the Seller, acting through the Seller GP, that are due to the taking of any action, or failure to take any action, by the Independent Directors (in their capacity as such); except, in the cases of clauses (ii), (v) and (vi) to the extent that the referenced person, taken as a whole, together with any person (other than the Acquired Partnership and its subsidiaries in the case of the Purchaser) whose financial results are consolidated with such person, is materially disproportionately affected thereby as compared with other participants in the applicable industry or industries in which any such persons operate.  The parties hereto acknowledge and agree that the exclusions set forth in clauses (i) through (vii) above shall not include, and in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur there may be taken into account, any Effect the cause of which is any enacted change in United States Tax law, rules, regulations or interpretations thereof, including, for the avoidance of doubt, the enactment of the Levin-Rangel bill (H.R. 2834), the Baucus-Grassley bill (S. 1624) and/or any Tax law, statute, rule, ordinance and/or regulation enacted by any Governmental Entity (as defined below) in the United States having a similar effect.

2.4           Consents and Approvals.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any court, administrative agency or commission or other governmental authority or instrumentality, legislative body or self-regulatory organization (each a “Governmental Entity”) by the Seller is necessary in connection with the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby, including the Dissolution Transactions, except (i) for the giving of written notice by the Seller GP to the Guernsey Financial Services Commission, (ii) for the giving of notice by the Seller to the Authority for the Financial Markets in The Netherlands, (iii) the consent of Euronext Amsterdam N.V. for the delisting of the Seller Common Units from Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V., (iv) for the Seller GP filing notice of the dissolution of the Seller with the Greffier and publishing such notice in La Gazette Officielle, and for the Seller GP providing all limited partners of the Seller with a copy of an account of the winding up of the Seller, (v) filings necessary to comply with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) consultation with Euronext Amsterdam with respect to the execution of the amendment to the Seller Limited Partnership Agreement substantially in the form attached hereto as Exhibit N.

2.5           Ownership of Limited Partner Interests.  The Seller owns beneficially and of record the Limited Partner Interests free and clear of any Liens other than Liens for Taxes (as defined below) and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established (“Permitted Liens”).  The Limited Partner Interests to be sold pursuant to Section 1.1 of this Agreement consist of Class A limited partner interests, Class B limited partner interests, Class C limited partner interests and Class D limited partner interests.   There are no voting trusts, proxies, powers of attorney or other agreements or understandings with respect to the voting of any of the Limited Partner Interests.

2.6           Brokers.  The Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement for which the Purchaser or the Acquired Partnership is or will become liable, except for the fees of Lazard Frères & Co. LLC and Citigroup Global Markets Limited in connection with the transactions contemplated by this Agreement as advisors to the Seller and the Independent Directors the amount of which have been disclosed to the Purchaser and will be borne by the Purchaser in accordance with Section 9.2 in the event the Closing occurs and otherwise will be borne by the Seller.

3.             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as otherwise specified in a correspondingly enumerated section of the disclosure schedule delivered to the Seller by the Purchaser concurrently with the execution of this Agreement (the “Confidential Purchaser Disclosure Schedule”) (it being understood that any matter set forth under any item under any section or subsection of the Confidential Purchaser Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent such matter is disclosed in such a way as to make its relevance to the information called for by such other section or subsection reasonably apparent), the Purchaser GP acting as the general partner of the Purchaser hereby represents and warrants to the Seller as follows:

3.1           Organization.

(a)           Each of the Purchaser, the Consolidated Persons (as defined below) and each of the KKR Funds (as defined below) (i) is duly organized, validly existing and in good standing (to the extent such a concept exists in the relevant jurisdiction) in the jurisdiction in which it is organized, (ii) has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except, in the cases of clauses (ii) and (iii) where the failure to have such power and authority, or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser (after giving effect to the Restructuring Transactions, but excluding the Acquired Partnership and its subsidiaries).

(b)           For purposes of this Agreement, (i) “Consolidated Persons” means each of the persons whose financial results will be consolidated with the Purchaser in accordance with GAAP upon the consummation of the Restructuring Transactions (as defined below) other than (A) the KKR Funds and (B) the Acquired Partnership and its subsidiaries and (ii) “KKR Funds” means investment funds or investment vehicles that are from time-to-time managed, sponsored or otherwise advised by one or more members of the KKR Group whose financial results will be required to be consolidated with the Purchaser in accordance with GAAP upon the consummation of the Restructuring Transactions, other than the Acquired Partnership and its subsidiaries.

3.2           Authority.  The Purchaser (acting through the Purchaser GP) and the Group Partnerships have the requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby (including the Restructuring Transactions).  The execution, delivery and performance of this Agreement have been and the consummation of the transactions contemplated hereby (including the Restructuring Transactions) have been, or will be, duly authorized by all necessary action on the part of the Purchaser and the Group Partnerships and no other action will be necessary on the part of the Purchaser, the Purchaser GP and the Group Partnerships for the execution, delivery and performance by the Purchaser (acting through the Purchaser GP) and the Group Partnerships of this Agreement and the consummation of the transactions contemplated hereby (including the Restructuring Transactions).  This Agreement has been duly executed and delivered by the Purchaser and the Group Partnerships and, assuming due authorization, execution and delivery by the Seller, Holdings and the Acquired Partnership GP, constitutes a valid and binding obligation of the Purchaser and the Group Partnerships, enforceable against the Purchaser and the Group Partnerships in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.3           No Conflicts.  Neither the execution and delivery of this Agreement by the Purchaser and the Group Partnerships nor the consummation by the Purchaser and the Group Partnerships of the transactions contemplated hereby, nor compliance by the Purchaser or the Group Partnerships with any of the terms or provisions hereof, will (i) violate any provision of the certificate of formation or limited partnership agreement of the Purchaser or any similar organizational documents of any of the Consolidated Persons or any of the KKR Funds and (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser (after giving effect to the Restructuring Transactions, but excluding the Acquired Partnership and its subsidiaries), (x) violate any statute, code, ordinance, rule, regulation, judgment, order, award, decree or injunction applicable to the Purchaser, any of the Consolidated Persons or any of the KKR Funds or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Purchaser, any of the Consolidated Persons or any of the KKR Funds under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (each, a “Contract”) to which the Purchaser or any of the Consolidated Persons is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

3.4           Consents and Approvals.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Entity by the Purchaser or the Group Partnerships is necessary in connection with the execution, delivery and performance of this Agreement by the Purchaser or the Group Partnerships and the consummation by the Purchaser or the Group Partnerships of the transactions contemplated hereby (including the Restructuring Transactions and including the execution of the agreements referenced in Section 3.20), except (i) the approval of the listing of the Purchaser Common Units to be issued to the Seller pursuant to Section 1.1 on the New York Stock Exchange (the “NYSE”), (ii) the filing with the United States Securities and Exchange Commission (the “SEC”) and the declaration of effectiveness thereby of the Registration Statement (as defined below), (iii) the filing with the SEC of a registration statement on Form 8-A relating to the Purchaser Common Units, which registration statement will become automatically effective upon the listing of the Purchaser Common Units on the NYSE, (iv) filings necessary to comply with foreign or state securities or blue sky laws and (v) filings necessary to comply with the applicable requirements of the HSR Act.

3.5           Absence of Material Adverse Effect.  Since March 31, 2008, there has been no Effect that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser (after giving effect to the Restructuring Transactions, but excluding the Acquired Partnership and its subsidiaries).

3.6           Contributed Interests; Financial Statements.

(a)           Except as set forth in Section 3.6(a) of the Confidential Purchaser Disclosure Schedule, upon consummation of the Restructuring Transactions, the Group Partnerships will own, directly and indirectly, all of the controlling and economic interests in the group of entities (the “KKR Group”) whose financial position, results of operations and cash flows are reflected in the historical condensed combined financial statements of the KKR Group as of March 31, 2008 and for the three months then ended (the “Interim Financial Statements”). Such interests (other than those included in the exceptions set forth in the preceding sentence) are sometimes referred to herein as the “Contributed Interests.”

(b)           Complete, true and correct copies of the Interim Financial Statements and the historical combined financial statements of the KKR Group as of December 31, 2007 and for the year then ended are attached hereto as Section 3.6(b) of the Confidential Purchaser Disclosure Schedule. Such financial statements (including, in each case, any notes thereto) comply in all material respects with the published rules and regulations of the SEC in effect as of the date of this Agreement and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto).  The combined financial statements of the KKR Group as of December 31, 2007 and for the year then ended were audited by Deloitte & Touche LLP and fairly present, in all material respects, the combined financial condition, results of operations and cash flows of the KKR Group as of December 31, 2007 and for the year then ended. The Interim Financial Statements were prepared in a manner that is consistent with the preparation of the annual financial statements and fairly present in all material respects, the combined financial position, results of operations and cash flows of the KKR Group as of the dates and for the periods presented therein (subject to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the KKR Group taken as a whole and the absence of certain footnote disclosures not required with respect to interim dates).

(c)           When prepared and available and as of the Closing Date, the combined statement of financial condition of the KKR Group as at June 30, 2008 and the combined statements of income and cash flow of the KKR Group for the six months ended June 30, 2008 (including, in each case, any notes thereto) (the “June 30 Financial Statements”) shall comply in all material respects with the rules and regulations of the SEC then in effect, shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and shall fairly present (subject to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the KKR Group taken as a whole), in all material respects, the combined financial position, results of operations and cash flows of the KKR Group as of the dates and for the periods presented therein.

(d)           Deloitte & Touche LLP is, and during the periods covered by the KKR Group’s financial statements referred to in Section 3.6(b), was an independent registered public accounting firm as required under the United States Securities Act of 1933, as amended (the “Securities Act”), and the published rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

3.7           No Undisclosed Liabilities.

(a)           Except (i) for those liabilities that are reflected or reserved against on the combined statement of financial condition included in the Interim Financial Statements, (ii) for liabilities incurred in the ordinary course of business since March 31, 2008 and (iii) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, including the Restructuring Transactions, the KKR Group has not incurred any material liabilities or obligations that would be required to be reflected or reserved against on a combined statement of financial condition of the KKR Group prepared in accordance with GAAP.

(b)           The Purchaser and KKR Management Holdings Corp. (i) have been formed solely for the purpose of engaging in the transactions contemplated hereby (including the Restructuring Transactions) and (ii) have engaged and, prior to the Closing Date, will have engaged in no other business activities, and have incurred and, prior to the Closing Date, will have incurred no liabilities or obligations other than in furtherance of the transactions contemplated hereby (including the Restructuring Transactions).

3.8           Internal Controls.   The Purchaser, each of the Consolidated Persons and each of the KKR Funds have established and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Since December 31, 2007, there has been no change in the KKR Group’s internal controls over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the KKR Group’s internal controls over financial reporting.

3.9           Capitalization.

(a)           The Purchaser Common Units and the limited partnership interests evidenced thereby and the CVIs to be issued to the Seller pursuant to Section 1.1 (including, for the avoidance of doubt, the Purchaser Common Units that may be issuable upon exercise of the CVIs) will be duly authorized prior to issuance and, when issued pursuant to the terms and conditions of this Agreement, will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware Revised Uniform Limited Partnership Act or the Purchaser LPA (as defined below)) and free and clear of any Liens.  Except for (i) Purchaser Common Units issuable upon exchange by Holdings or its designees to the Purchaser of partner interests in the Group Partnerships in accordance with the Exchange Agreement (as defined below), (ii) the rights of the holders of CVIs to receive additional Purchaser Common Units in accordance with the terms of the CVIs, (iii) grants of Purchaser Common Units (or options or other derivative securities in respect thereof) which may be made by the Purchaser pursuant to the Equity Incentive Plan (as defined below) and as expressly authorized by this Agreement and (iv) non-economic general partner interests in the Purchaser, there are no (A) outstanding equity interests in the Purchaser, (B) outstanding securities or other instruments or rights of any person convertible or exchangeable for equity interests in the Purchaser or (C) options or other rights to acquire from the Purchaser any equity interests in the Purchaser or obligations of the Purchaser to issue any equity interests in the Purchaser.

(b)           All of the issued shares of capital stock, partnership interests, member interests or other equity interests of each Consolidated Person have been or will be, duly authorized and validly issued and fully paid (in the case of any Consolidated Persons that are organized as limited liability companies, limited partnerships or other business entities, to the extent required under the applicable limited liability company, limited partnership or other organizational agreement) and non-assessable (except in the case of interests held by general partners or similar entities under the applicable laws of other jurisdictions, in the case of any Consolidated Persons that are organized as limited liability companies, as such non-assessability may be affected by Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act or similar provisions under the applicable laws of other jurisdictions or the applicable limited liability company agreement and, in the case of any Consolidated Persons that are organized as limited partnerships, as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware Revised Uniform Limited Partnership Act or similar provisions under the applicable laws of other jurisdictions or the applicable limited partnership agreement) and are owned or will be owned, as the case may be, directly or indirectly by the Purchaser or Holdings, free and clear of any Liens other than Permitted Liens.

(c)           Other than as referred to in Section 3.9(a) or disclosed in Section 3.9 of the Confidential Purchaser Disclosure Schedule, there are no preemptive rights or other rights to subscribe for, to purchase, to exchange any securities or interests for or to convert any securities or interests into, any partnership interests or partnership units or membership interests or shares of capital stock of the Purchaser or any of the Consolidated Persons pursuant to any partnership or limited liability company agreement, any articles or certificates of incorporation or other governing documents or any agreement or other instrument to which the Purchaser or such Consolidated Person is a party or by which the Purchaser or such Consolidated Person may, directly or indirectly, be bound, and there are no outstanding options or warrants to purchase any securities of the Purchaser or any of the Consolidated Persons.

3.10         Investment Company.  Neither the Purchaser nor any of the Consolidated Persons is, nor on the Closing Date, after giving effect to the transactions contemplated hereby (including the Restructuring Transactions), will be, subject to regulation under the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.11         Compliance with Law.  The businesses of the Purchaser, the Consolidated Persons and the KKR Funds are being, and since January 1, 2007, have been, conducted in compliance in all material respects with any law, statute, rule, ordinance or regulation of any Governmental Entity.  Since January 1, 2007, neither the Purchaser nor any of the Consolidated Persons nor any of the KKR Funds has received any written communication or notice from any Governmental Entity that alleges that the Purchaser or a Consolidated Person or a KKR Fund is not in compliance in any material respect with any law, statute, rule, ordinance or regulation of any Governmental Entity and that is reasonably likely to give rise to any material liability on the part of the Purchaser, any of the Consolidated Persons or any of the KKR Funds.

3.12         Permits.  The Purchaser, the Consolidated Persons and the KKR Funds have received all material permits, certificates, licenses authorizations (the “Permits”) to own or hold under lease and operate their respective assets and to conduct the business of the Purchaser, the Consolidated Persons and the KKR Funds as currently conducted.  All such Permits are validly held by the Purchaser, the Consolidated Persons and the KKR Funds, as the case may be, and each of the Purchaser, the Consolidated Persons and the KKR Funds has complied in all material respects with all terms and conditions of any such Permit.

3.13         Absence of Litigation.  Except as set forth in Section 3.13 of the Confidential Purchaser Disclosure Schedule, there is no suit, claim, action, proceeding, arbitration or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser, any of the Consolidated Persons or any KKR Fund that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser (after giving effect to the Restructuring Transactions, but excluding the Acquired Partnership and its subsidiaries).  Neither the Purchaser nor any of the Consolidated Persons nor any KKR Fund is subject to or bound by any outstanding order, injunction, judgment, award or decree that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser (after giving effect to the Restructuring Transactions, but excluding the Acquired Partnership and its subsidiaries).

3.14         Taxes.  Each of the Purchaser, the Consolidated Persons and, to the knowledge of the Purchaser, the KKR Funds has (i) duly and timely filed (including pursuant to applicable extensions) all material returns, reports, information returns or other documents required to be filed with any taxing authority with respect to any taxes, charges, levies, penalties, interest, fees or other assessments imposed by any United States federal, state, local or foreign taxing authority (“Taxes”) and such returns, reports and other documents are true and correct and (ii) paid in full all material Taxes due or claimed to be due or owing from such entity, other than any such amounts being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  There are no material Tax audits or investigations of which the Purchaser, any of the Consolidated Persons or, to the knowledge of the Purchaser,  any of the KKR Funds has notice, nor does the Purchaser have notice of any proposed additional material Tax assessments against the Purchaser, any of the Consolidated Persons or, to the knowledge of the Purchaser, any of the KKR Funds.

3.15         Material Contracts.  As of the date of this Agreement, except for this Agreement and except as set forth in Section 3.15 of the Confidential Purchaser Disclosure Schedule, neither the Purchaser nor any of the Consolidated Persons nor any KKR Fund is a party to or bound by any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K but without giving effect to the provisions of clause (i) thereof relating to the exclusion of contracts entered into more than two years before the filing of a registration statement) of the Purchaser (after giving effect to the Restructuring Transactions, but excluding the Acquired Partnership and its subsidiaries) (each such Contract, a “Material Contract”).  As of the date of this Agreement, each of the Material Contracts is valid and binding on the Purchaser or the Consolidated Person or the KKR Fund party thereto and is in full force and effect in all material respects.  There is no material breach or default under any Material Contract or any material management agreement by the Purchaser or the Consolidated Person or the KKR Fund party thereto or, to the knowledge of the Purchaser, any other party thereto and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Purchaser, the Consolidated Person, the KKR Fund party thereto or, to the knowledge of the Purchaser, any other party thereto.  None of the Purchaser or any of the applicable Consolidated Persons or KKR Funds has received prior to the date of this Agreement any notice of the intention of any party to terminate any Material Contract or any material management agreement.  Complete, true and correct copies of all Material Contracts, together with all existing modifications and amendments thereto, have been made available to the Seller prior to the date of this Agreement.

3.16         Benefits.  No condition exists that would subject the Purchaser or any of the Consolidated Persons, either directly or by reason of their affiliation with any member of their “controlled group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material Tax, fine, lien, penalty or other liability imposed by the Employee Retirement Income Security Act of 1974, as amended, the Code or other applicable laws, rules and regulations.  There are no plans, programs, policies, agreements, arrangements or understandings of the Purchaser or any of the Consolidated Persons pursuant to the express terms of which any partner, member, director, officer, employee or consultant of the Purchaser or any of the Consolidated Persons (each, a “Participant”) would reasonably be expected to become entitled to (a) any additional compensation, enhanced severance or other benefits or grant of Purchaser Common Units or awards related thereto (other than grants under the Equity Incentive Plan permitted to be made under Section 5.12) or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Purchaser or any of the Consolidated Persons, in each case, as a result of the Restructuring Transactions or (b) any other compensation or benefits from the Purchaser or any of the Consolidated Persons that is related to, contingent upon, or the value of which would be calculated on the basis of the Purchaser Common Units (other than grants under the Equity Incentive Plan permitted to be made under Section 5.12) (each such plan, program, policy, agreement, arrangement or understanding described in the foregoing clause (a) or (b), a “Purchaser Enhanced Arrangement”).  Except as set forth in Section 3.16 of the Confidential Purchaser Disclosure Schedule, neither the Purchaser nor any of the Consolidated Persons (other than Holdings or an affiliate thereof (other than the Purchaser or any of the Consolidated Persons)) is a party to any written employment, retention bonus, change in control, severance or termination agreement with any Participant who is entitled to compensation from the Purchaser or any of the Consolidated Persons in excess of $1,000,000 per year.

3.17         Brokers.  The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement for which the Seller is or will become liable.

3.18         Communications Package.

(a)           The announcement press release, including any attachments thereto (the “Press Release”) and the other documents attached hereto as Exhibit A are referred to in this Section 3.18 as the “Communication Package”.  The information set forth in the Communication Package is true and correct in all material respects and is not misleading in any material respect.  The Communication Package contains, and the Press Release contains in summary form, all the information about the Purchaser (after giving effect to the Restructuring Transactions), the terms and conditions of the Purchase and Sale, the Dissolution Transactions and the consideration offered to the holders of Seller Common Units, including information necessary for assessing the value of such consideration, that is required to be made publicly available as of the date of this Agreement pursuant to the Dutch Financial Markets Supervision Act or the Protection of Investors (Bailiwick of Guernsey) Law, 1987, as amended.  Without limiting the provisions set forth in the preceding sentence, the parties acknowledge that additional information with respect to the Purchaser, the terms and conditions of the Purchase and Sale, the Dissolution Transactions and the consideration offered to the holders of Seller Common Units will be required to be included in the Registration Statement.

(b)           Subject to Section 3.18(a), the preliminary unaudited pro forma segment information included in the Press Release is based on historical segment information of the KKR Group and historical financial information of the Acquired Partnership and its subsidiaries and gives effect in all material respects to the aspects of the transactions contemplated hereby (including the Restructuring Transactions) described therein as if such transaction aspects had occurred on January 1, 2007 by applying the adjustments described in the accompanying notes.

Such adjustments are based on information that is available and determinable as of the date of this Agreement and are based on assumptions that management of the Purchaser believes are reasonable as of the date of this Agreement in order to reflect, on a pro forma basis, the impact of the transaction aspects described therein on the historical segment financial information of the KKR Group.

(c)           The range of economic net income of the total reportable segments of the KKR Group included in an annex to the Press Release for the six months ended June 30, 2008 is the Purchaser’s good faith estimate of such range.  The economic net income of the total reportable segments of the KKR Group shall be reported by the Purchaser in the footnotes to the June 30 Financial Statements within the range included in the Press Release.

3.19         No Registration Rights.  There are no Contracts between the Purchaser or any Consolidated Person and any person granting such a person the right to require the Purchaser to register any securities of any Consolidated Person in the Registration Statement.

3.20         Other Agreements.  Each of the agreements referred to in Section 5.10 will be duly authorized, executed and delivered by the Purchaser or the parties thereto that are affiliated with the Purchaser, as applicable, and, assuming due authorization, execution and delivery by the other parties thereto, will be a valid and binding obligation of the Purchaser or the parties thereto that are affiliated with the Purchaser, as applicable, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.21         Intellectual Property.  The Purchaser and the Consolidated Persons own or have the right to use in perpetuity, without payment to any other person, the “KKR” trademark in the United States and, to the knowledge of the Purchaser, in all other countries or jurisdictions where such trademark is reasonably necessary for the conduct of the business of the Purchaser and the Consolidated Persons as presently conducted, (ii) the consummation of the Purchase and Sale and the other transactions contemplated hereby (including the Restructuring Transactions) does not and will not conflict with, alter or impair any such rights, and (iii) since January 1, 2007, none of the Purchaser or any of the Consolidated Persons has received any written communication or notice from any person asserting any ownership interest in the “KKR” trademark.  None of the Purchaser or any of the Consolidated Persons has granted any license of any kind relating to the “KKR” trademark to any unaffiliated third party or is bound by or a party to any written option, license or similar Contract relating to the “KKR” trademark with any unaffiliated third party.

4.             REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to the Seller as follows:

4.1           Organization.  Holdings is duly organized and validly existing and in good standing under the laws of the Cayman Islands.

4.2           Authority.  Holdings has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Restructuring Transactions).  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Restructuring Transactions) have been, or will be, duly authorized by all necessary action on the part of Holdings and no other action will be necessary on the part of Holdings for the execution, delivery and performance by Holdings of this Agreement and the consummation of the transactions contemplated hereby (including the Restructuring Transactions).  This Agreement has been duly executed and delivered by Holdings and, assuming due authorization, execution and delivery by the Purchaser, the Seller, the Group Partnerships and the Acquired Partnership GP, constitutes a valid and binding obligation of Holdings enforceable against Holdings in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

4.3           No Conflicts.  Neither the execution and delivery of this Agreement by Holdings nor the consummation of the transactions contemplated hereby, nor compliance by Holdings with any of the terms or provisions hereof, will (i) violate any provision of the certificate of formation or limited partnership agreement of Holdings and (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holdings (after the giving effect to the Restructuring Transactions), (x) violate any statute, code, ordinance, rule, regulation, judgment, order, award, decree or injunction applicable to Holdings or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Holdings under, any of the terms, conditions or provisions of any Contract to which Holdings is a party, or by which Holdings or any of its properties or assets may be bound or affected.

4.4           Consents and Approvals.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Entity by Holdings is necessary in connection with the execution, delivery and performance of this Agreement by Holdings and the consummation by Holdings of the transactions contemplated hereby.

5.             ADDITIONAL AGREEMENTS

5.1           Registration Statement.

(a)           The Purchaser shall as promptly as practicable prepare a registration statement, which may be in the form of an amendment to the Purchaser’s Registration Statement on Form S-1 (Registration No. 333-144335) or which may be a registration statement on another appropriate form in order to register under the Securities Act, the issuance of the Purchaser Common Units and CVIs to the Seller pursuant to Section 1.1 hereof and the subsequent distribution of such Purchaser Common Units and CVIs by the Seller (such registration statement, as amended or supplemented from time to time and together with any prospectus included therein, the “Registration Statement”) and shall as promptly as practicable after the date of this Agreement file the Registration Statement with the SEC.  Each of the Purchaser and the Seller shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement, including Section 5.3, shall be deemed to require the Purchaser or any of its affiliates to take any action that would require the Purchaser or any of its affiliates to become subject to regulation under the Investment Company Act.

(b)           The Independent Directors shall furnish, or cause to be furnished, to the Purchaser all information concerning the Independent Directors and the process conducted by them in connection with the transactions contemplated hereby required to be included in the Registration Statement.  The Purchaser shall provide the Seller and its legal counsel with a reasonable opportunity to review and comment on the Registration Statement and any amendments or supplements thereto prior to the filing thereof with the SEC.  The Purchaser shall, as promptly as practicable after receipt thereof, (i) provide the Seller and its legal counsel with copies of any written comments and advise the Seller and its legal counsel of any oral comments with respect to the Registration Statement received from the SEC and (ii) notify the Seller of any requests by the SEC for any supplement thereto or for additional information.  As promptly as practicable after receipt of any written correspondence from the SEC and reasonably in advance of transmitting any written correspondence to the SEC, in each case relating to the Registration Statement, the Purchaser shall provide the Seller and its legal counsel with (i) copies of any such correspondence and (ii) a reasonable opportunity to review and comment on any such correspondence.

(c)           The Purchaser and the Seller shall cooperate and consult with each other in connection with the filing with, and the review by, the SEC of the Registration Statement.  The Purchaser shall (i) consider in good faith any comments and suggestions on the Registration Statement made by the Seller and/or its legal counsel and (ii) incorporate such comments into the Registration Statement if failure to do so would reasonably be expected, in the good faith judgment of the Purchaser after taking into account the advice of its outside legal counsel, to result in a violation of, or give rise to liability under any applicable securities laws.  For purposes of clauses (i) and (ii) above, where the Purchaser would otherwise elect not to incorporate any comment or suggestion made by the Seller or its legal counsel, the Seller and its counsel shall be provided with the reasonable opportunity to discuss any such comments directly with the Purchaser, the Purchaser’s auditors and outside legal counsel for the Purchaser.

(d)           Notwithstanding the provisions of Section 5.1(c), neither the Registration Statement (or any amendment or supplement thereto) nor any written correspondence relating to the Registration Statement (including any responses to any comments from the SEC) shall include any statements regarding the Independent Directors (including statements regarding the deliberations of the Independent Directors and the process followed by the Independent Directors in connection with the Purchase and Sale) and/or their financial advisors (including statements regarding the analyses performed by such financial advisors in connection with the Purchase and Sale) without the Seller’s prior written consent to include such statements, which consent shall not be unreasonably withheld or delayed.

(e)           The Purchaser covenants and agrees that:

(i)            as of each of the date on which the Registration Statement becomes effective and the Closing Date, the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the foregoing covenant shall not apply to any information concerning the Independent Directors and the process conducted by them in connection with the transactions contemplated hereby furnished in writing by or on behalf of the Independent Directors specifically for use in the Registration Statement, it being understood that such information shall be identified as such by the Seller prior to the effectiveness of the Registration Statement (the “Specified Information”);

(ii)           as of the date on which the Registration Statement becomes effective, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the applicable rules and regulations of the SEC thereunder; and

(iii)          the assumptions and the nature of the adjustments used in the preparation and presentation of the preliminary unaudited pro forma segment information included in the Press Release (the “Segment Pro Forma Information”) will be consistent in all material respects with the assumptions used and the adjustments made in the preparation of the unaudited pro forma financial information included in the Registration Statement (the “Combined Pro Forma Information”), it being understood that the form of presentation of the Combined Pro Forma Information and actual adjustments included in the Combined Pro Forma Information will differ from the form of presentation of the Segment Pro Forma Information and actual adjustments included in the Segment Pro Forma Information as a result of (A) differences in the basis of presentation of the combined financial statements and the segment financial information of the KKR Group as of and for the periods presented, as summarized in the Segment Pro Forma Information included in the Press Release, (B) such changes as are necessary to comply with Regulation S-X under the Securities Act or otherwise requested by the Staff of the SEC, (C) such other changes as are made in good faith by the Purchaser to reflect additional or updated information available at the time of preparation of the Combined Pro Forma Information and (D) the exclusion from the Segment Pro Forma Information of the adjustments described in the annex to the Press Release under the heading “Transactions and Adjustments Excluded from Pro Forma Presentation”.

(f)            If at any time prior to the Closing any information should be discovered by either the Purchaser or the Seller that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

5.2           Consent Solicitation.

(a)           The Seller shall as promptly as practicable prepare a written consent and such other documents (collectively, the “Consent Solicitation Documents”) that may be necessary or desirable (as agreed reasonably and in good faith by the Purchaser and the Seller, taking into account requirements under applicable law) to be included with the mailing or other dissemination of the prospectus included in the Registration Statement to obtain the consent of the holders of at least a majority of the Seller Common Units (excluding from the numerator and the denominator any Seller Common Units whose consent rights are controlled by the Purchaser or its affiliates) to consummate the Purchase and Sale and the Dissolution Transactions (the “Requisite Unitholder Consent”), all pursuant to the procedures to be agreed reasonably and in good faith by the Purchaser and the Seller, taking into account requirements under applicable law.  Subject to Section 5.2(e), the Board shall recommend that the holders of Seller Common Units consent to the matters included in the Requisite Unitholder Consent (the “Seller Recommendation”) and the Seller shall include the Seller Recommendation in the Consent Solicitation Documents.

(b)           As promptly as practicable following the date on which the Registration Statement is declared effective by the SEC, the Seller shall mail, or otherwise disseminate in a manner that complies with any applicable law, rule, regulation and the Seller Limited Partnership Agreement, the Consent Solicitation Documents and the prospectus included in the Registration Statement to the holders of the Seller Common Units.  The Seller shall use its reasonable best efforts to obtain the Requisite Unitholder Consent as promptly as practicable following the date on which the Registration Statement is declared effective by the SEC.

(c)           The Purchaser shall furnish to the Seller all information concerning the Purchaser and such other matters as may be reasonably necessary or advisable in connection with the Consent Solicitation.  The Seller shall provide the Purchaser with a reasonable opportunity to review and comment (and the Seller shall consider in good faith the inclusion of any comments provided by the Purchaser) on the Consent Solicitation Documents and any amendments or supplements thereto prior to the mailing or other dissemination thereof to the holders of the Seller Common Units.

(d)           The Purchaser and, with respect only to the Specified Information, the Seller, agree that none of the information included or incorporated by reference in the Consent Solicitation Documents will, at the time the Consent Solicitation Documents are mailed or otherwise disseminated to the holders of the Seller Common Units, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  If at any time prior to the Closing any information should be discovered by either the Purchaser or the Seller that should be set forth in an amendment or supplement to the Consent Solicitation Documents so that the Consent Solicitation Documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly mailed or otherwise disseminated to the holders of the Seller Common Units.

(e)           At any time prior to the obtaining of the Requisite Unitholder Consent, the Independent Directors may change their recommendation to the Board in response to any material events or circumstances, if the Independent Directors have concluded in good faith, after consultation with, and taking into account the advice of, their outside legal counsel, that had such material events or circumstances occurred and/or been known to the Independent Directors prior to the date of this Agreement, the Independent Directors would, in compliance with their fiduciary duties under applicable law, not have recommended, or would have modified the terms of their recommendation, to the Board that the Board approve this Agreement and the transactions contemplated by this Agreement.

5.3           Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the Purchaser and the Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Section 7 of this Agreement are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to (i) obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or any third party which is required to be obtained in connection with the transactions contemplated by this Agreement from Governmental Entities or third parties and (ii) making all registrations, notifications and filings with any Governmental Entity or any third party that are required to be made in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require the Purchaser or the Seller to take, or agree to take, any action if the taking of such action would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser (after giving effect to the Restructuring Transactions, but excluding the Acquired Partnership and its subsidiaries) or the Seller, as applicable.

(b)           Each of the Purchaser and the Seller shall in connection with the efforts referenced in Section 5.3(a) (i) promptly cooperate with and furnish information to the other in connection with any action required to be taken pursuant to Section 5.3(a), and (ii) permit the other to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity in connection with the foregoing, and to the extent permitted by law, give the other the opportunity to attend and participate in such meetings and conferences.

5.4           No Solicitation.

(a)           The Seller shall not, and shall cause its investment bankers, attorneys, accountants, agents and other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or take any action intended to, or which could reasonably be expected to, facilitate the making by any person of an Acquisition Proposal (as defined below) or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or any inquiry that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) furnish to any person any information or data with respect to it or any of its assets or otherwise cooperate with or take any action to knowingly facilitate any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (iv) enter into any letter of intent, memorandum of understanding or other agreement or understanding relating to, or that could reasonably be expected to lead to, an Acquisition Proposal.  The Seller shall promptly notify the Purchaser of the receipt of any Acquisition Proposal (or any request for any information or data or other inquiry or request that could reasonably be expected to lead to an Acquisition Proposal).  For the avoidance of doubt, the parties understand and agree that nothing in this Agreement is intended to give the Independent Directors the power or authority to participate in any discussions or negotiations regarding, or entering into any agreement or understanding on behalf of the Seller with any person with respect to, any direct or indirect acquisition of any Limited Partner Interests, any of the outstanding Seller Common Units or any of the assets of the Acquired Partnership.

(b)           For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer, whether or not conditional, from any person other than the Purchaser or its affiliates relating to any direct or indirect acquisition of (i) any Limited Partner Interests, (ii) 20% or more of the outstanding Seller Common Units or (iii) 20% or more of the consolidated assets of the Acquired Partnership.

5.5           Restructuring Transactions.

(a)           Holdings shall use its reasonable best efforts to take, or cause to be taken, such actions as are necessary so that (i) at the time of the Purchase and Sale, the Group Partnerships shall own, directly or indirectly, all of the Contributed Interests, (ii) upon the completion of the Purchase and Sale, the Purchaser shall contribute all of the Limited Partnership Interests and any assets of the Acquired Partnership distributed to the Purchaser in respect of such Limited Partnership Interests, directly or indirectly, to the Group Partnerships in exchange for a direct or indirect controlling interest and a 21% economic interest in each of the Group Partnerships and (iii) upon the completion of the Purchase and Sale, the structure of the KKR Group shall be consistent with the structure set forth in Exhibit B hereto.  The transactions contemplated by this Section 5.5 are sometimes referred to herein as the “Restructuring Transactions”.

(b)           The Restructuring Transactions shall be implemented in a manner that is consistent with the steps set forth in the structure memorandum attached as Exhibit C hereto, except for deviations thereto which would not reasonably be expected to have an adverse impact in more than an insignificant respect on the Seller, the Purchaser or the holders of the Seller Common Units or deviations consented to by the Seller, which consent shall not be unreasonably withheld or delayed.    The Purchaser shall consider in good faith any deviations to the steps set forth in Exhibit C requested by the Seller or its representatives, it being understood that the decision of whether or not to implement any such requested deviations shall be in the sole determination of the Purchaser acting in good faith.

5.6           Dissolution Transactions.  The Seller shall take, and the Purchaser shall cause the non-Independent Directors of the Seller GP to authorize, all actions necessary or advisable to (i) cause the amendment to the Seller Limited Partnership Agreement in substantially the form attached hereto as Exhibit N to be executed prior to the Closing,

(ii) deliver the Purchaser Common Units and the CVIs to a bank or trust company designated by the Seller and reasonably acceptable to the Purchaser (the “Exchange Agent”) immediately upon the Closing, (iii) cause the Exchange Agent to distribute the Purchaser Common Units and CVIs to the holders of Seller Common Units in accordance with the Seller Limited Partnership Agreement as of, or as promptly as practicable after, the Closing (the “Distribution”), (iv) cause the Seller Common Units to be delisted from, and to cease to be traded on, Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V. as of, or as promptly as practicable after, the Closing, and (v) cause the Seller to be dissolved and liquidated by the Seller GP acting as liquidator, in accordance with the Seller Limited Partnership Agreement and the Limited Partnerships (Guernsey) Law, 1995, as amended, as promptly as practicable after the Closing. The transactions contemplated by this Section 5.6 are sometimes referred to herein as the “Dissolution Transactions”.

5.7           Stock Exchange Listing.  The Purchaser shall use its reasonable best efforts to cause the Purchaser Common Units to be issued to the Seller pursuant to Section 1.1 to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

5.8           Insurance.  Prior to the Closing, the Purchaser shall obtain and fully pay the premium for, or shall cause to be obtained and to be fully paid the premium for, directors’ and officers’ liability insurance for the benefit of the directors and officers of the Seller GP, which shall (i) be effective for a period from the Closing Date through and including the date that is six years after the Closing Date, (ii) cover claims arising out of or relating to any action, statement or omission (including a failure to act) of such directors and officers of the Seller GP,  whether before or after the Closing Date (including the transactions contemplated by this Agreement and the decision making process by the Board in connection therewith) to the same extent as the directors and officers of the Purchaser GP acting in their capacities as the directors and officers of the Seller GP are insured with respect thereto, and (iii) shall contain coverage and amounts, and shall otherwise contain terms and conditions, including exclusions, in each case as shall be mutually agreed by the Seller and the Purchaser; provided, however, that in no event shall the Purchaser be required to, or be required to cause any other person to, expend for such insurance an amount in excess of the amount set forth in Section 5.8 of the Confidential Purchaser Disclosure Schedule.

5.9           Modifications to Existing Agreements.

(a)           Each of the Purchaser and the Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the Investment Agreement, dated as of May 10, 2006, between KKR & Co. L.P. and the Seller, as amended, supplemented or otherwise modified from time to time, to be terminated upon the Closing.

(b)           Each of the Purchaser and the Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (including obtaining the consent of the holders of the Seller Common Units) to cause Section 14(c) of the Services Agreement, dated as of April 23, 2006 among the Seller, KKR & Co. L.P., the Seller GP and the other service recipients named therein, as amended, modified or supplemented from time to time (the “Services Agreement”) to be amended as of the

Closing so that no consent of the holders of the Seller Common Units is required to terminate the Services Agreement following the Closing.

5.10         Execution of Additional Agreements.  The Purchaser shall use its reasonable best efforts to execute, or to cause the other parties thereto to execute, prior to the Closing, the Contingent Value Interests Agreement between the Purchaser and a trustee mutually acceptable to the Purchaser and the Seller, substantially in the form attached hereto as Exhibit D (the “CVI Agreement”), the Exchange Agreement between the Purchaser, the Group Partnerships and KKR Intermediate Holdings L.P., substantially in the form attached hereto as Exhibit E (the “Exchange Agreement”), the Tax Receivables Agreement between the Purchaser, KKR Holdings L.P., KKR Management Holdings Corp. and KKR Management Holdings L.P., substantially in the form attached hereto as Exhibit F (the “Tax Receivables Agreement”), the Non-Competition and Non-Solicitation Agreements between Holdings and those persons who are members of Kohlberg Kravis Roberts & Co. L.L.C. immediately prior to the consummation of the Restructuring Transactions, substantially in the form attached hereto as Exhibit G (the “Non-Compete Agreements”), the Amended and Restated Limited Partnership Agreement of the Purchaser, substantially in the form attached hereto as Exhibit H (the “Purchaser LPA”), the Amended and Restated Limited Partnership Agreement of KKR Management Holdings L.P., substantially in the form attached hereto as Exhibit I (the “Management Holdings LPA”), the Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P., substantially in the form attached hereto as Exhibit J (the “Fund Holdings LPA”), the Amended and Restated Limited Liability Company Agreement of the Purchaser GP, substantially in the form attached hereto as Exhibit K (the “Purchaser GP Agreement”) and the Lock-Up Agreements, substantially in the forms attached hereto as Exhibit L (the “Lock-Up Agreement”).

5.11         Delivery of Letters.

(a)           The Purchaser shall use its reasonable best efforts to cause to be delivered to the Seller a “comfort” letter from Deloitte & Touche LLP with respect to financial information contained in the Registration Statement, dated the effective date of the Registration Statement, in a form customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (it being understood that such “comfort” letters shall also provide comfort on the interim financial statements included in the Registration Statement in accordance with applicable SAS standards, customary comfort on the pro forma financial statements and other data and customary negative assurance comfort).

(b)           The Purchaser shall use its reasonable best efforts to cause to be delivered to the Seller a “negative assurance” letter from Simpson Thacher & Bartlett LLP with respect to the absence of material misstatements or omissions in the Registration Statement, dated the effective date of the Registration Statement, in a form customary in scope and substance for “negative assurance” letters delivered by issuer’s counsel in connection with registration statements similar to the Registration Statement.

5.12         Conduct of Business of the Purchaser.

(a)           Except as contemplated by this Agreement, including the Restructuring Transactions, as set forth in Section 5.12 of the Confidential Purchaser Disclosure Schedule, as required by applicable law, statute, rule, ordinance or regulation or with the prior written consent of the Seller, during the period from the date of this Agreement until the Closing, the Purchaser shall, and shall cause each of the Consolidated Persons to, conduct its business in all material respects in the usual, regular and ordinary course.  Without limiting the generality of the foregoing, except as contemplated by this Agreement, including the Restructuring Transactions, as set forth in Section 5.12 of the Confidential Purchaser Disclosure Schedule or as required by applicable, law, statute, rule, ordinance or regulation or with the prior written consent of the Seller, from the date of this Agreement until the Closing:

(i)            the Purchaser shall not, and shall not permit any Consolidated Person to, amend its respective partnership agreement, articles of association, certificate of incorporation, bylaws or equivalent organizational documents in any manner that would adversely affect the holders of Seller Common Units in any material respect;

(ii)           the Purchaser shall not, and shall not permit any Consolidated Person to, make any change in any method of accounting or accounting practice or policy other than those required by GAAP or the SEC;

(iii)          the Purchaser shall not adopt, enter into, amend or modify any Purchaser Enhanced Arrangement, other than (A) the adoption of the KKR & Co. L.P. 2008 Equity Incentive Plan, substantially in the form attached hereto as Exhibit M (the “Equity Incentive Plan”) and (B) grants pursuant to the Equity Incentive Plan of up to 2% of the fully diluted Purchaser Common Units outstanding or issuable as of the Closing (or options or other derivative securities in respect thereof) which may be made, subject to vesting conditions, upon the Closing by the Purchaser to any Participant (as defined in the Equity Incentive Plan) who is not a member of Holdings and who does not otherwise receive any direct or indirect equity interest in Holdings;

(iv)          the Purchaser shall not, and shall not permit any Consolidated Person to, (1) subdivide, combine or reclassify, directly or indirectly, any of the partnership units or partnership interests, membership interests, shares of capital stock, other equity securities or interests, (2) redeem, purchase or otherwise acquire, or call for redemption any partnership units or partnership interests, membership interests, shares of capital stock, other equity securities or interests or (3) issue any partnership units or partnership interests, membership interests, shares of capital stock or other equity securities or interests or any option, warrant or right relating thereto or any securities convertible into or exchangeable therefor, other than (A) to the Purchaser or another Consolidated Person, (B) grants of Purchaser Common Units (or options or other derivative securities in respect thereof) that are permitted to be made pursuant to clause (B) of Section 5.12(iii) above, (C) issuances not involving securities of the Purchaser to third parties pursuant to an arms-length transaction, (D) issuances not involving securities of the Purchaser to persons who will hold a direct or indirect equity interest in Holdings following the Restructuring Transactions or (E) redemptions or repurchases of equity securities or interests or options, warrants or rights relating thereto or securities convertible into or exchangeable therefor from former or departing employees, members, partners, or consultants of any Consolidated Person consistent with such Consolidated Person’s ordinary practice;

(v)           the Purchaser shall not, and shall not permit any Consolidated Person to, declare, set aside, pay or make any dividend or other distribution to the holders of its respective partnership units or partnership interests, membership interests, shares of capital stock or other equity securities or interests, except for dividends or distributions to the Purchaser or another Consolidated Person;

(vi)          the Purchaser shall not, and shall not permit any Consolidated Person to, enter into any related party transaction as such term is defined in Item 404(a) of Regulation S-K under the Securities Act other than any such transaction the terms of which are no less favorable to the Purchaser or the Consolidated Person, as applicable, than those that would be available on an arm’s-length basis with a third party;

(vii)         the Purchaser shall not incur or assume any indebtedness for borrowed money or guarantee any such indebtedness; and

(viii)        the Purchaser shall not, and shall not permit any Consolidated Persons to commit or agree to take, whether in writing or otherwise, any of the foregoing actions that the Purchaser or such Consolidated Persons are prohibiting from taking under clauses (i) through (vii) above.

In addition, the Purchaser shall take the actions set forth in Section 5.12(ii) of the Confidential Purchaser Disclosure Schedule on or prior to the Closing Date.

(b)           Notwithstanding Section 5.12(a), nothing in this Agreement shall prohibit or otherwise prevent the Purchaser or the Consolidated Persons from expanding any of their existing businesses or entering into new lines of business in the asset management or financial services industries.

5.13         Publicity.

(a)           The Purchaser and the Seller shall consult with each other prior to issuing any press release or other public announcement materials with respect to this Agreement or the transactions contemplated by this Agreement and neither the Purchaser or the Seller shall issue any such press release or other public announcement materials without the prior consent of the other party (such consent not to be unreasonably withheld or delayed), except as may be required by law, rule or regulation, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  The Purchaser and the Seller shall consult with each other regarding communications with holders of the Seller Common Units, analysts, journalists and prospective investors related to this Agreement and the transactions contemplated hereby.

(b)           Notwithstanding any other provisions of this Agreement, nothing contained in this Agreement shall prohibit the Seller from making any disclosure to the holders of Seller Common Units or to the public (including with respect to any change in the Independent Directors recommendation made in accordance with Section 5.2) if, in the good faith judgment of the Independent Directors after consultation with outside legal counsel, such disclosure would be required under applicable law or stock exchange rules and would be true and correct in all material respects; provided that the Purchaser shall be given, to the extent possible, a reasonable time to comment on such disclosure prior to it being made to the holders of Seller Common Units or to the public.  The Purchaser and Holdings acknowledge that the Seller is a publicly listed limited partnership in the Netherlands and is accordingly required to comply with applicable Dutch disclosure rules of the Dutch Financial Markets Supervision Act.

5.14         Resignation of Independent Directors.  Unless the Independent Directors agree otherwise in writing with the Seller GP and the Purchaser, the Independent Directors shall not be required to resign until the completion of the Dissolution Transactions at which point the Independent Directors shall be required to resign.

5.15         Anti-takeover Statutes.  If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, the Seller shall grant such approvals and take such other actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.16         June 30 Financial Statements.  The Purchaser shall use its reasonable best efforts to prepare the June 30 Financial Statements and shall deliver the June 30 Financial Statements to the Seller as promptly as practicable after such financial statements become available.

5.17         Access to Information.  Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated June 20, 2008, between the Seller and KKR & Co. L.P., the Purchaser shall, and shall cause the Consolidated Persons to, afford the Seller, the Independent Directors and the respective representatives reasonable access, during normal business hours during the period prior to the Closing, to their respective personnel and documents (including, books, accounts, contracts, commitments, tax returns and other records) and shall furnish to the Seller, the Independent Directors and their respective representatives as promptly as practicable after receiving a request therefor such other information concerning the business of the Purchaser and the Consolidated Persons as the Seller, the Independent Directors or their respective representatives may reasonably request; provided, that the foregoing shall not obligate the Purchaser to disclose any information of the Purchaser or the Consolidated Persons that the Purchaser reasonably determines, based on the advice of counsel, to be privileged; provided that the Purchaser shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the immediately preceding proviso applies.

5.18         Litigation.  In the event a Proceeding (as defined below) relating to this Agreement, the Purchase and Sale or the other transactions contemplated hereby is initiated by a third party between the date hereof and the Closing against the Seller, during such period the Seller shall conduct and control such Proceeding.  The Seller shall give the Purchaser the opportunity to comment with respect to the defense of such Proceedings and such comments shall be duly taken into account.  The Seller shall give the Purchaser the opportunity to participate in the defense of any such Proceeding, shall keep the Purchaser informed of the progress of such Proceeding and its or their defense and shall make available to the Purchaser all documents, notices, communications and filings (including court papers) as may be requested by the Group Partnerships.  The Seller shall not settle or compromise any such Proceeding without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed.  Following the Closing, the Group Partnerships shall be entitled to take control of and to conduct such Proceeding.

5.19         Treatment of Seller Unit Appreciation Rights.  As of immediately prior to the Closing, each outstanding unit appreciation right with respect to Seller Common Units issued under the Seller’s 2007 Equity Incentive Plan (each, a “Seller UAR”) shall immediately become fully vested and immediately exercisable.  Upon the Closing, except as otherwise agreed between the Purchaser and a holder of a Seller UAR, (i) each outstanding Seller UAR for which the exercise price per Seller Common Unit of such Seller UAR equals or exceeds the closing price per Seller Common Unit on Euronext Amsterdam on the final trading day of Seller Common Units shall be cancelled without the payment of any consideration in respect thereof and (ii) each other Seller UAR (other than those referred to in clause (i)) shall be converted into a fully vested unit appreciation right, on the same terms and conditions as were applicable under such Seller UAR, with respect to a number of Purchaser Common Units equal to the number of Seller Common Units subject to such Seller UAR immediately prior to the Closing with an exercise price per Purchaser Common Unit equal to the per unit exercise price for such Seller UAR (the Seller UARs referred to in this clause (ii), the “Adjusted UARs”). Upon the Closing, the Purchaser shall assume the Adjusted UARs and all obligations with respect thereto.  As soon as practicable following the Closing, the Purchaser shall deliver to the holders of Adjusted UARs appropriate notices setting forth such holders’ rights pursuant to the Adjusted UARs (including the number of Purchaser Common Units subject to each such Adjusted UAR and the per unit exercise price with respect thereto) and specifying that such Adjusted UARs have been assumed by the Purchaser and shall continue in effect on the same terms and conditions as were applicable to the Seller UARs immediately prior to the Closing.  Prior to the Closing, the Seller and the Purchaser shall take all actions necessary or appropriate to effectuate the provisions of this Section 5.19.

5.20         Communications Package.  The Purchaser shall file the Communications Package with the SEC under Rule 425 of the Securities Act as promptly as practicable after it is first disseminated.  On the date of such filing, the Communications Package will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

5.21         Registration of Intellectual Property. Upon the Closing, the “KKR” trademark shall have been duly filed for registration by one or more of the Consolidated Persons (and not by any other affiliate of the Purchaser) with the appropriate Governmental Entities where such registration is reasonably necessary for the conduct of the business of the Purchaser and the Consolidated Persons as presently conducted, and after making such filings, the Purchaser and the Consolidated Persons shall use their respective reasonable best efforts to prosecute the same until registration.

6.             INDEMNIFICATION

(a)           To the fullest extent permitted by applicable law, from the Closing Date through the sixth anniversary thereof, the Group Partnerships shall indemnify, defend and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Seller GP and the persons identified in Section 6.1 of the Confidential Purchaser Disclosure Schedule against all losses, liabilities, damages, judgments and fines (“Losses”) incurred in connection with any suit, claim, action, proceeding, arbitration or investigation (“Proceedings”) arising out of or related to actions taken by them in their capacity as directors or officers of the Seller GP (including, this Agreement and the transactions contemplated hereby) or taken by them at the request of the Seller or the Seller GP, whether asserted or claimed prior to, at or after the Closing Date.

(b)           The Group Partnerships shall indemnify and hold harmless to the fullest extent permitted by applicable law the Purchaser, the Seller and each present and former director and officer of the Seller GP and the persons identified in Section 6.1 of the Confidential Purchaser Disclosure Schedule against any and all Losses to which they or any of them may become subject under the Securities Act, the Exchange Act or other applicable law, statute, rule or regulation insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Consent Solicitation Documents, the Communications Package, any other document issued by the Purchaser, the Seller or any of their respective affiliates in connection with or otherwise relating to the Purchase and Sale, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Group Partnerships agree to reimburse each such person, as incurred, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending against any such Losses to the fullest extent permitted by applicable law; provided, however that the Group Partnerships shall not be liable in any such case to the extent that any such Losses arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Consent Solicitation Documents, the Communications Package or in any amendment thereof or supplement thereto, or in any such other document in reliance upon and in conformity with the Specified Information.

(c)           The Group Partnerships shall, in respect of any indemnified person that was a director of the Seller GP as of the date of this Agreement who may be called upon, subsequent to the date of his resignation or expiration of his term, to testify in any Proceeding in connection with this Agreement or the transactions contemplated hereby, provide such person with reasonable compensation for his time spent testifying in such Proceeding and preparing for such testimony.

(d)           If the indemnification provided for this Section 6.1 is unavailable (other than as a result of application of the proviso to Section 6.1(b)) to or insufficient to hold harmless the indemnified person in respect of any Losses, then the Group Partnerships shall contribute to the amount paid or payable by the indemnified person as a result of such Losses (A) in such proportion as is appropriate to reflect the relative fault of the Group Partnerships, on the one hand, and the indemnified person, on the other or (B) if the allocation provided by clause (A) is not permitted by applicable law, or provides a lesser sum to the indemnified person than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative fault of the Group Partnerships, on the one hand, and the indemnified person, on the other, in respect of such Losses but also the relative benefits received by the Group Partnerships, on the one hand, and the indemnified person, on the other, from the transactions contemplated by this Agreement as well as any other relevant equitable considerations.  The amount paid or payable by the indemnified person as a result of the Losses referred to above in this Section 6.1 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such action or claim.  For purposes of this Section 6, any benefit or fault in respect of the transactions contemplated by this Agreement attributable to Holdings and its affiliates shall be attributed to the Group Partnerships.

(e)           In case any Proceeding shall be commenced or instituted involving any person in respect of which indemnity or contribution may be sought pursuant to this Section 6.1, such person shall promptly notify the Group Partnerships thereof in writing; provided that the failure to so notify the Group Partnerships will not affect the rights of such person under this Section 6.1 except to the extent that the Group Partnerships are actually prejudiced by such failure.  The Group Partnerships shall be entitled to take control of and conduct such Proceeding and to appoint counsel (including local counsel) of the Group Partnerships’ choosing to represent the indemnified party in connection with such Proceeding (in which case the Group Partnerships shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party).  Notwithstanding the Group Partnerships’ election to appoint counsel (including local counsel) to represent the indemnified party in connection with a Proceeding, the indemnified party shall have the right to employ separate counsel (including local counsel), and the Group Partnerships shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Group Partnerships to represent the indemnified party would present such counsel with a conflict of interest (based on the advice of counsel to the indemnified person), (ii) such Proceeding includes both the indemnified party and the Group Partnerships, and the indemnified party shall have reasonably concluded (based on the advice of counsel to the indemnified person) that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the Group Partnerships or (iii) the Group Partnerships shall authorize the indemnified party to employ separate counsel at the expense of the Group Partnerships.  It is understood that the Group Partnerships shall not, in respect of the legal expenses of any indemnified party in connection with any Proceeding or related Proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties.  The Group Partnerships shall not be liable under this Section 6.1 for any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification or contribution may be sought under this Section 6.1 (whether or not the indemnified parties are actual or potential parties to such claim or action), unless such settlement, compromise or consent is consented to by the Group Partnerships, such consent not to be unreasonably withheld or delayed.

(f)            Notwithstanding any other provision of this Agreement to the contrary, the indemnified parties specified in this Section 6.1 shall be third party beneficiaries of this Section 6.1.  The provisions of this Section 6.1 are intended to be for the benefit of each such person to whom this Section 6.1 applies (and, in the case of each director of the Seller GP, for the benefit of such director in his individual capacity) and his or her heirs.  The obligations of the Group Partnerships under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any such person to whom this Section 6.1 applies without the express written consent of such affected person.

(g)           If any of the Group Partnerships or their successors or assigns shall (i) consolidate with or merge into any person and shall not be the continuing or surviving person in such consolidation or merger or (ii) transfer all or substantially all of its assets to any other persons, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Group Partnerships shall assume the obligations of the Group Partnerships set forth in this Section 6.1.

(h)           The Group Partnerships or their successors or assigns shall be entitled to repayment of all applicable expenses advanced to any person pursuant to this Section 6 if it is ultimately determined by a non-appealable judgment that such person is not entitled to indemnification hereunder with respect to the matter for which any such expenses were advanced.

(i)            The obligations of the Group Partnerships set forth in this Section 6 shall be joint and several.

7.             CONDITIONS PRECEDENT

7.1           Mutual Conditions.  The respective obligations of each party to consummate the Purchase and Sale shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)           Unitholder Approval.  The Requisite Unitholder Consent shall have been obtained and shall be in full force and effect.

(b)           NYSE Listing.  The Purchaser Common Units to be issued to the Seller pursuant to Section 1.1 of this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)           Regulatory Approvals.  Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(d)           Registration Statement Effectiveness.  The Registration Statement shall have become effective under the Securities Act without any requirement that the Purchaser or any of its affiliates become subject to regulation under the Investment Company Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)           No Injunctions or Restraints; Illegality.  No order, injunction, judgment, award or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Purchase and Sale and/or the

Distribution shall be in effect.  No law, statute, rule, ordinance or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Purchase and Sale and/or the Distribution.

7.2           Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the Purchase and Sale are also subject to the satisfaction or waiver by the Purchaser at or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties are expressly limited to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect or similar qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Partnership.  The Purchaser shall have received a certificate, signed on behalf of the Seller by the Chief Financial Officer of the Seller, attesting to the foregoing in form and substance reasonably satisfactory to the Purchaser.

(b)           Performance of Obligations by the Seller.  The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Purchaser shall have received a certificate, signed on behalf of the Seller by the Chief Financial Officer of the Seller, attesting to the foregoing in form and substance reasonably satisfactory to the Purchaser.

(c)           Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Partnership.

7.3           Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the Purchase and Sale are also subject to the satisfaction or waiver by the Seller at or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Purchaser set forth in Section 3.18 shall be true and correct as of the date of this Agreement, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect on the holders of Seller Common Units and (ii) the other representations and warranties of the Purchaser and the representations and warranties of Holdings set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties are expressly limited to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect or similar qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on (1) the Purchaser in the case of the other representations and warranties of the Purchaser, or (2) Holdings, in the case of the representations and warranties of Holdings (in each case after giving effect to the Restructuring Transactions, but, in the case of the Purchaser, excluding the Acquired Partnership and its subsidiaries).  The Seller shall have received a certificate signed on behalf of a senior officer of each of the Purchaser GP and the general partner of Holdings attesting to the foregoing in form and substance reasonably satisfactory to the Seller.

(b)           Performance of Obligations of the Purchaser.  Each of the Purchaser and Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.   The Seller shall have received a certificate signed on behalf of a senior officer of each of the Purchaser GP and the general partner of Holdings attesting to the foregoing in form and substance reasonably satisfactory to the Seller.

(c)           Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the holders of the Seller Common Units.

(e)           Internal Reorganization.  The Group Partnerships shall own, directly or indirectly, all of the Contributed Interests and the structure of the KKR Group shall be consistent with the structure set forth in Exhibit B hereto (other than the ownership by the Purchaser of a 21% economic interest in each of the Group Partnerships, which interests shall be issued to the Purchaser immediately after the Closing) and the Restructuring Transactions shall have been implemented in a manner consistent with the steps set forth in the structure memorandum set forth in Exhibit C hereto, except for deviations thereto which would not reasonably be expected to have an adverse impact in more than an insignificant respect on the Seller, the Purchaser or the holders of the Seller Common Units or deviations consented to by the Seller, which consent shall not be unreasonably withheld or delayed.

(g)           Execution of Other Agreements.  Each of the CVI Agreement, the Exchange Agreement, the Tax Receivables Agreement, the Non-Compete Agreements, the Purchaser LPA, the Management Holdings LPA, the Fund Holdings LPA, the Lock-Up Agreements and the Purchaser GP Agreement in substantially the forms attached as exhibits to this Agreement shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect.

(i)            Delivery of Letters.  The Seller shall have received the “comfort” letter and the “negative assurance” letter contemplated by Section 5.11 of this Agreement, each in form and substance reasonably satisfactory to the Seller.

8.             TERMINATION

8.1           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of the Purchaser and the Seller;

(b)           by either the Purchaser or the Seller if any Governmental Entity of competent jurisdiction shall have issued an order, injunction, judgment, award or decree or taken any other action permanently enjoining, restraining or otherwise prohibiting the Purchase and Sale and/or the Distribution and such order, injunction, judgment, award, decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party who has not used its reasonable best efforts to cause such order, injunction, judgment, award, decree or other action to be vacated, annulled or lifted;

(c)           by either the Purchaser or the Seller if the Requisite Unitholder Consent is not obtained within 90 days following the date on which the Registration Statement is declared effective by the SEC; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of the failure of the Requisite Unitholder Consent to be obtained;

(d)           by either the Purchaser or the Seller if the Closing shall not have occurred on or before the date that is nine (9) months following the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of or has resulted in the failure of the Closing to occur on or before such date;

(e)           by the Purchaser if any of the conditions to Closing set forth in Section 7.1 or Section 7.2 shall become incapable of being satisfied on or before the Outside Date; provided that if the condition giving rise to the right to terminate under this Section 8.1(e) is incapable of being satisfied due to a breach by the Seller of any of its representations, warranties, covenants or agreements in this Agreement or the failure of any representation or warranty of the Seller to be true, the Purchaser shall not be permitted to terminate this Agreement unless such breach or failure to be true has not been cured prior to the earlier of (i) 30 days after the giving of written notice by the Purchaser to the Seller of such breach or failure to be true and (ii) the Outside Date; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Purchaser if the Purchaser is then in breach of any representation, warranty, covenant or agreement in this Agreement that would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(f)            by the Seller if any of the conditions to Closing set forth in Section 7.1 or Section 7.3 shall become incapable of being satisfied on or before the Outside Date; provided that if the condition giving rise to the right to terminate under this Section 8.1(f) is incapable of being satisfied due to a breach by the Purchaser or Holdings of any of their respective representations, warranties, covenants or agreements in this Agreement or the failure of any representation or warranty of the Purchaser or Holdings to be true, the Seller shall not be permitted to terminate this Agreement unless such breach or failure to be true has not been cured prior to the earlier of (i) 30 days after the giving of written notice by the Seller to the Purchaser or Holdings, as applicable, of such breach or failure to be true and (ii) the Outside Date; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to the Seller if the Seller is then in breach of any representation, warranty, covenant or agreement in this Agreement that would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied.

8.2           Effect of Termination.  In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, and no party or any of their respective affiliates, employees or representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 5.13 (Publicity), this Section 8.2 (Effect of Termination) and Section 9 (General Provisions) shall survive any termination of this Agreement and (ii) neither the Seller, the Purchaser, the Group Partnerships nor Holdings shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

9.             GENERAL PROVISIONS

9.1           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any officer’s certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Closing, except for those covenants contained in Section 1.2, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.14, Section 5.18, Section 5.19, Section 6 and Section 9.

9.2           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that if the Closing occurs, (i) all costs and expenses incurred by the Seller or the Seller GP in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser and (ii) all other costs and expenses incurred in connection with this Agreement shall be paid by one or more Consolidated Persons in which the Purchaser, directly or indirectly, has a 21% economic interest.

9.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Purchaser, to:

KKR & Co. L.P.

9 W. 57th Street, Suite 4200

New York, NY 10019

Attention:  David J. Sorkin

Facsimile:  (212) 750-0003

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY  10017
Attention:  Alan M. Klein

                  Joseph H. Kaufman

Facsimile: (212) 455-2502

if to the Seller, to:

KKR Private Equity Investors, L.P.

P.O. Box 255
Trafalgar Court, Les Banques

St. Peter Port, Guernsey GY1 3QL

Channel Islands

Attention: Christopher Lee

Facsimile:  +44.1481.745.074

with a copy to (which shall not constitute notice):

Bredin Prat
130 rue du Faubourg Saint Honoré
75008 Paris

France

Attention:  Patrick Dziewolski

                  Benjamin Kanovitch
Facsimile:  +33 (0)1.42.89.10.73

and

Cravath, Swaine & Moore LLP

CityPoint | One Ropemaker Street

London EC2Y 9HR

UK

Attention :        George Stephanakis

Facsimile:        +44 (0)207 860 1150

9.4           Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall be inclusive and not exclusive.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.  All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include references to them.  The term “affiliate” has the meaning given to it in Rule 12b-2 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the term “person” has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.  Whenever this Agreement requires the Seller or the Purchaser to take, or not take, any action, such requirement shall be deemed to include an undertaking on the part of the Seller GP or the Purchaser GP, as the case may be, to cause the Seller or the Purchaser to take, or not take, such action.  For the avoidance of doubt, no representations, warranties, covenants or agreements set forth in this Agreement are intended to apply to any portfolio companies of any of the KKR Funds.

9.5           Amendment; Waiver.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by a written instrument authorized and executed on behalf of the parties hereto (provided that in the case of the Seller in addition to any other requirement under applicable law, any such amendment shall be valid only if approved by all of the Independent Directors).  At any time prior to the Closing, each party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (provided that in the case of the Seller in addition to any other requirement under applicable law, any such extension or waiver shall be valid only if approved by all of the Independent Directors), but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Notwithstanding any other provision of this Agreement to the contrary, any amendment or waiver following the Closing with respect to the Purchaser’s rights or obligations that survive the Closing shall require the approval of a majority of the independent directors of the Purchaser GP.

9.6           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.7           Entire Agreement.  This Agreement (together with the documents, schedules and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8           Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party.

9.9           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  This Agreement (including the documents and instruments referred to herein), except for the provisions of Section 5.8, Section 5.14 and Section 6, is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder.

9.10         Further Assurances.  The Purchaser, the Seller and Holdings each agrees to execute and deliver such other documents or agreements and to use their respective reasonable best efforts to take such other actions as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.11         Actions of the Seller.  The parties agree that, in accordance with Article 22(3) of the Articles of Association of the Seller GP, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with the terms hereof, the Independent Directors, acting based on the affirmative vote of a majority of the Independent Directors, shall be entitled to implement on behalf of the Seller the transactions contemplated by this Agreement, to exercise the rights of the Seller under this Agreement and to enforce this Agreement against the Purchaser and/or Holdings.  The parties hereto further agree that (i) the Seller shall not be deemed to have breached this Agreement unless such breach was due to the taking of any action, or failure to take any action, by the Independent Directors and (ii) the Purchaser shall be deemed to have breached this Agreement if the Purchaser or any of its affiliates (other than the Seller or the Seller GP) takes any action, or fails to take any action, that causes the Seller to breach this Agreement; provided that if the taking of such action, or failure to take such action, would not reasonably have been expected to cause the Seller to breach this Agreement, the Purchaser shall not be deemed to have breached this Agreement as a result of the taking of, or failure to take, such action other than for purposes of determining whether the condition set forth in Section 7.3(b) has been satisfied and the Purchaser shall have no liability to the Seller as a result of the taking of, or failure to take, such action.

9.12         Actions of the Purchaser.  The parties hereto agree that, following the Closing Date, the independent directors of the Purchaser GP shall have the right to enforce the Purchaser’s rights under Section 6.1(b) against the Group Partnerships and the organizational documents of the Purchaser and the Purchaser GP shall provide for such right.

9.13         Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York.

9.14         Submission to Jurisdiction.  Each party irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the

Supreme Court of the State of New York, New York County.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.14 shall affect the right of any party to serve legal process in any other manner permitted by law.  The consent to jurisdiction set forth in this Section 9.14 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 9.14.  The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.15         Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.14, this being in addition to any other remedy to which they are entitled at law or in equity.

9.16         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

KKR & CO. L.P.

By:	KKR MANAGEMENT LLC, its general partner

By:
Name:
Title:

KKR PRIVATE EQUITY INVESTORS, L.P.

By:	KKR GUERNSEY GP LIMITED, its general partner

By:
Name:
Title:

KKR PEI ASSOCIATES, L.P., in its capacity as general partner of KKR PEI Investments, L.P. (solely for purposes of Section 1.4)

By:	KKR PEI GP LIMITED, its general partner

By:
Name:
Title:

[PURCHASE AND SALE AGREEMENT SIGNATURE PAGE]

KKR HOLDINGS L.P. (solely for purposes of Section 4, Section 5.5, Section 5.13(b) and Section 9.10)

By:	KKR HOLDINGS GP LIMITED, its general partner

By:
Name:
Title:

KKR FUND HOLDINGS L.P. (solely for purposes of Section 6)

By:	KKR & CO. L.P., its general partner

By:	KKR MANAGEMENT LLC, its general partner

By:
Name:
Title:

KKR MANAGEMENT HOLDINGS L.P. (solely for purposes of Section 6)

By:	KKR MANAGEMENT HOLDINGS CORP., its general partner

By:
Name:
Title: